Exhibit 10.18

FOURTH AMENDED AND RESTATED
NU SKIN ENTERPRISES, INC.

DEFERRED COMPENSATION PLAN

Effective as of January 1, 2022

-i-

NU SKIN ENTERPRISES, INC.
DEFERRED COMPENSATION PLAN

PREAMBLE

Nu Skin Enterprises, Inc., (the “Company”) has previously established the Nu Skin Enterprises, Inc. Deferred Compensation Plan (the “Plan”).  The purpose of the Plan is to provide a select group of management, highly compensated employees, or Directors of the Company (and certain affiliates) with the opportunity to defer a portion of their compensation.  The Plan is intended to constitute an unfunded “top hat” plan described in Section 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  As a “top hat” plan, the Plan is not subject to ERISA’s eligibility, vesting, funding, or fiduciary responsibility requirements.  The Plan has made a notice filing with the United States Department of Labor (the “DOL”) and is required to provide information to the DOL on request.

The Plan has been, and shall continue to be, administered in good faith compliance with Section 409A and interim guidance issued thereunder from December 15, 2005 until January 1, 2008.  This Plan was first amended and restated effective as of January 1, 2008 to comply with final regulations issued under Section 409A of the Code. This Plan was subsequently amended and restated effective January 1, 2009, January 1, 2015, and January 1, 2021.

ARTICLE 1

DEFINITIONS

The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth in this Article, unless a clearly different meaning is required by the context in which the word or phrase is used:

1.1.          “Account” means all of such accounts as are established under this Plan from time to time.

1.2.          “Affiliate” means (a) a corporation that is a member of the same control group of corporations (within the meaning of Section 414(b) of the Code) as is the Company, (b) any other trade or business (whether or not incorporated) controlling, controlled by, or under common control (within the meaning of Section 414(c) of the Code) with the Company, and (c) any other corporation, partnership, or other organization that is a member of an affiliated service group (within the meaning of Section 414(m) of the Code) with the Company or which is otherwise required to be aggregated with the Company under Section 414(o) of the Code.

1.3.          “Base Salary” means a Participant’s annual base salary, excluding bonuses, commissions, incentive and all other remuneration for services rendered to the Company and prior to reduction for any salary deferrals, including but not limited to, deferrals under plans established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

1.4.          “Beneficiary” means the person or entity that a Participant, in Participant’s most recent written designation filed with the Plan Administrator has designated to receive Participant’s benefit under the Plan in the event of Participant’s death.  Changes in designations of Beneficiaries may be made upon written notice to the Plan Administrator in any form as the Plan Administrator may prescribe.

1.5.          “Board of Directors” or “Board” means the Board of Directors of the Company.

1.6.          “Bonus” means the additional cash compensation paid to a Participant by the Company or an Affiliate pursuant to any incentive or bonus plan, program, or practice of the Company or an Affiliate.

1.7.          “Cause.”  Termination of employment or service for “Cause” shall mean the termination of a Participant’s employment with or service to the Company (for purposes of this Section 1.7, “Company” shall refer to the Company and any affiliates or subsidiaries of the Company) because of:

(a) a material breach by the Participant of any of the Participant’s obligations under the Company’s Key Employee Covenants or any Employment Agreement, which breach is (i) not cured within any applicable cure period set forth in the Key Employee Covenants or employment agreement, and (ii) materially injurious to the Company;

(b) any willful violation by the Participant of any material law or regulation applicable to the business of the Company, which is materially injurious to the Company, or the Participant’s conviction of, or a plea of nolo contendre to, a felony or any willful perpetration of common law fraud; or

 (c) any other willful misconduct by the Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates.

1.8.          “Change of Control” means a “change in the ownership of the Employer,” a  “change in effective control of the Employer,” and/or a “change in the ownership of a substantial portion of the Employer’s assets” as defined under Treasury Regulation § 1.409A‑3(i)(5).

1.9.          “Code” means the Internal Revenue Code of 1986, as amended.

1.10.          “Company” means NU SKIN ENTERPRISES, INC. and any successor corporations.

1.11.          “Company Contribution” means any of the contributions by the Company pursuant to Section 3.2 of this Plan.

1.12.         “Company Contribution Account” means the bookkeeping account maintained by or for the Company for each Participant that is credited with an amount equal to the Company Contributions Amount, if any, and earnings and losses credited on such amounts pursuant to Section 4.2.  The Company Contribution Account may be divided into one or more subaccounts in the discretion of the Plan Administrator.

1.13.          “Compensation” means Base Salary or Director Fees earned in such Plan Year, Bonuses earned in such Plan Year (whether payable during such Year or the following Year), that the Participant is entitled to receive for services rendered to the Company.

1.14.          “Compensation Committee” means the Compensation and Human Capital Committee appointed by the Board of Directors, which includes select members of the Board of Directors.

1.15.          “Deferral Account” means the bookkeeping account maintained by or for the Plan Administrator for each Participant, which account is credited with amounts equal to the portion of the Participant’s Compensation that he or she elects to defer, and the earnings and losses pursuant to Section 4.1.

1.16.          “Deferral Contributions” means contributions by a Participant pursuant to Section 3.1 or Section 3.2 of this Plan.

1.17.          “Director” means a non‑employee director of the Company.

1.18.         “Director Fees” means all Board and committee meeting fees payable to a Director, and any annual retainer payable for a Plan Year, determined in each case before reduction for amounts deferred under the Plan.  Director Fees do not include expense reimbursements, incentive stock awards or any form of noncash compensation or benefits.

1.19.          “Disability” or “Disabled” shall mean (consistent with the requirements of Code Section 409A) that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.  For purposes of this Plan, a Participant shall generally be considered Disabled if the Participant is (a) determined to be totally disabled by the Social Security Administration, or (b) determined to be disabled in accordance with the applicable disability insurance program of such Participant’s employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this definition.  Notwithstanding the foregoing, the Company reserves the right to have the Plan Administrator (or its representative) make a determination of a Participant’s “Disability,” in which case the claims procedures set forth in Section 10.3 of this Plan will apply.

1.20.          “Distributable Amount” means the vested balance in Participant’s Deferral Account and Company Contribution Account.

1.21.         “Effective Date” means the effective date of this restatement, which shall be January 1, 2022.  The original effective date of the Plan was December 14, 2005 and the Plan was previously amended and restated effective as of January 1, 2009, January 1, 2015, and January 1, 2021.

1.22.        “Employee” means (1) each person receiving remuneration, or who is entitled to remuneration, for services rendered to the Company or an Affiliate as a common‑law employee, or (2) a Director of the Company or an Affiliate.

1.23.          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.24.          “Fund” means one or more of the investment funds selected by the Plan Administrator pursuant to Section 3.3.

1.25.          “Interest Rate” means, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month, as determined by the Plan Administrator.

1.26.          “Matching Contributions” means, Company Contributions that are contingent on a Participant’s yearly Deferral Contributions.

1.27.          “Participant” means an Employee who has been selected to participate under Section 2.1, who has elected to participate under Section 2.2, and whose participation has not been terminated.  If indicated by the context, the term Participant also includes former Participants whose active participation in the Plan has terminated but who have not received all amounts to which they are entitled under the Plan.

1.28.          “Participation Agreement” means the agreement entered into by the Company and a Participant as set forth in Section 2.2.

1.29.          “Plan” means the Nu Skin Enterprises, Inc. Deferred Compensation Plan, as amended from time to time.

1.30.          “Plan Administrator” means the Compensation Committee or its designated agents (to the extent such authority has been designated by the Compensation Committee).

1.31.          “Plan Year” shall mean the calendar year.

1.32.          “Qualified Plan” shall mean the Nu Skin Enterprises, Inc. 401(k) Plan, effective January 1, 2015, as amended from time to time, or such other Company-sponsored qualified plan as may be designated by the Plan Administrator.

1.33.          “Reasonable Time” shall mean any date within the same calendar year as the applicable distribution event (e.g., Separation from Service) or, if later, by the 15th day of the third calendar month following the occurrence of such distribution event.

1.34.          “Restricted Stock Units”  shall mean rights to receive shares of Stock selected by the Plan Administrator in its sole discretion and awarded to the Participant under an equity incentive plan, and the deferred amount shall be calculated using the closing price of Stock at the end of the business day closest to the date such Restricted Stock Unit would otherwise vest, but for the election to defer.  The portion of any Restricted Stock Unit deferred shall, at the time the Restricted Stock Unit would otherwise vest under the terms of the applicable equity incentive plan, but for the election to defer, be reflected on the books of the Company as an unfunded, unsecured promise to deliver to the Participant a specific number of actual shares of Stock in the future.

1.35.          “Scheduled Withdrawal” means the distribution date elected by the Participant for an in‑service withdrawal from such Deferral Accounts deferred in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year.

1.36.         “Separation from Service” means a severance of a participant’s employment relationship with the Company and all Affiliates for any reason other than the participant’s death.  Whether a Separation from Service has occurred is determined under Section 409A of the Code and Treasury Regulation 1.409A‑1(h) (i.e., whether the facts and circumstances indicate that the Employer and the employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36 month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months)).  Separation from Service shall not be deemed to occur while the employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the employee retains a right to reemployment with the Company or an affiliate under an applicable statute or by contract.  For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the employee will return to perform services for the Company or an affiliate.  Notwithstanding the foregoing, a 29 month period of absence will be substituted for such 6 month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 6 months and that causes the employee to be unable to perform the duties of his or her position of employment.

1.37.          “Stock” shall mean the Company’s Class A common stock, $0.001 par value per share, or any other equity securities of the Company designated by the Plan Administrator.

1.38.          “Trust Agreement” means any trust agreement established pursuant to Section 8.1 between the Company and the Trustee or any trust agreement hereafter established.

1.39.          “Trustee” means the Trustee under the Trust Agreement.

1.40.          “Trust Fund” means all assets of whatsoever kind or nature held from time to time by the Trustee pursuant to the Trust Agreement and forming a part of this Plan, without distinction as to income and principal and without regard to source, i.e., Participant contributions, earnings, or forfeitures.

ARTICLE 2

ELIGIBILITY

2.1.          General.  For purposes of Title I of ERISA, the Plan is intended to be an unfunded plan of deferred compensation covering a select group of management, highly compensated employees, and Directors.  As a result, participation in the Plan shall be limited to Employees who are properly included in one or all of these categories.  The Plan Administrator shall designate the individuals who are eligible to participate in the Plan.  The Plan Administrator, in the exercise of its discretion, may exclude an Employee who otherwise meets the requirements of this Section 2.1 from participation in the Plan if it concludes that excluding the Employee is necessary to satisfy these requirements.  The Plan Administrator also may exclude an Employee who otherwise meets the requirements of this Section 2.1 for any other reason, or for no reason, as the Plan Administrator deems appropriate.

2.2.          Participation.  Each Employee who is designated as eligible to participate in the Plan by the Plan Administrator may become a Participant by completing and signing an enrollment form provided by the Plan Administrator and delivering the form to the Plan Administrator. The Employee must designate on the form the amount of Deferral Contributions and must authorize the Company or an Affiliate to reduce Participant’s Compensation in an amount equal to Participant’s Deferral Contributions.

2.3.            Timing of Participation.

(a)
After an Employee has been selected by the Plan Administrator to participate in the Plan for the first time (and does not participate in or has not previously participated in another voluntary deferral plan of the Company or an Affiliate), the Employee has 30 days to notify the Plan Administrator whether he will participate in the Plan.  If the Employee timely notifies the Plan Administrator of Participant’s intent to participate in the Plan, the Employee’s participation will commence on the first payroll period following or coinciding with the first day of the calendar month after the Plan Administrator is so notified.

(b)
If the Employee does not timely notify the Plan Administrator of Participant’s intent to participate in the Plan, the Employee’s participation may commence on the first payroll period following or coinciding with the first day of any later Plan Year by notifying the Plan Administrator prior to the first day of such Plan Year and provided further that the Plan Administrator determines that the Employee remains eligible to participate in the Plan under Section 2.1.

2.4.         Discontinuance of Participation.  Once an Employee is designated as a Participant, he will continue as such for all future Plan Years unless the Plan Administrator specifically discontinues participation.  The Plan Administrator may discontinue an individual’s participation in the Plan at any time for any or no reason.  If an individual’s participation is discontinued, the individual will no longer be eligible to make future deferral elections or receive Company Contributions.  The Employee will not be entitled to receive a distribution, however, until the occurrence of one of the events listed in Article 6, or as permitted in Article 7.

ARTICLE 3

DEFERRAL ELECTIONS

3.1.            Elections to Defer Compensation.

3.1.1.          Deferral of Base Salary.  For any Plan Year, a Participant may elect to defer a portion of the Base Salary otherwise payable to him.  Any such deferrals shall be in whole percentages or a specific dollar amount of the Participant’s Base Salary, as specified in an election form approved by the Plan Administrator.

3.1.2.          Deferral of Bonuses.  A Participant may also elect to defer a portion of any Bonus which might be payable to him by the Company.  Any such deferrals shall be in whole percentages or a specific dollar amount of the Participant’s Bonus, as specified in an election form approved by the Plan Administrator.

3.1.3.          Deferral of Director Fees.  For any Plan Year, a Participant may elect to defer a portion of the Director Fees otherwise payable to him.  Any such deferrals shall be in whole percentages or a specific dollar amount of the Participant’s Director Fees, as specified in an election form approved by the Plan Administrator.

3.1.4.          Deferral of Restricted Stock Units.  For any Plan Year prior to January 1, 2021, a Participant may elect to defer a portion of the Restricted Stock Units that may be granted to him or her in a Plan Year, as specified in an election form approved by the Plan Administrator.

3.1.5.          Limitations on Deferrals.  A Participant may elect to defer up to 80% of Participant’s Base Salary and 100% of Participant’s Bonus and Director Fees for each Plan Year, provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy any employment tax, income tax and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Plan Administrator.  For purposes of this Section 3.1.5, a Participant who participates in the Plan for less than the full Plan Year, such as if they begin participating pursuant to Section 2.3(a), “Base Salary,” “Bonus,” and “Director Fees” shall be limited to the amounts attributable to the portion of the Plan Year during which they participated.  There is no minimum deferral amount.  The Plan Administrator reserves the right to change such limits from time to time.

3.1.6.          Duration of Compensation Deferral Election.  An Employee’s initial election to defer Compensation must be made within the time frame established by the Plan Administrator, which shall be prior to the taxable year in which the election relates and is to be effective with respect to Compensation earned for services performed after such deferral election is processed.  Such election shall specify the time and method of distribution of the annual deferral amount in accordance with Articles 6 and 7.  A Participant may increase, decrease or terminate a deferral election with respect to Compensation for any subsequent Plan Year by filing a new election within the time frame established by the Plan Administrator but in no event later than December 31 in the year prior to the beginning of the next Plan Year, which election shall be effective on the first day of the next following Plan Year.  In the absence of a Participant making a new election, the last election on file will apply to deferrals for the new Plan year.

In the case of an employee who first becomes eligible to participate in the Plan after January 1, 2006 (and does not participate in or has not previously participated in another voluntary deferral plan of the Company or an Affiliate), such Employee shall have 30 days from the date he becomes eligible to make an election with respect to Compensation earned for services performed subsequent to the election.  Such election shall be for the remainder of the Plan Year (and future Plan Years, unless subsequently changed prior to the commencement of a given Plan year) in the event the Plan Year has commenced.  Such election shall specify the time and method of distribution of the annual deferral amount in accordance with Articles 6 and 7.

Notwithstanding the foregoing, with respect to Restricted Stock Units (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, the Plan Administrator may determine that an irrevocable deferral election for such Restricted Stock Units may be made by timely delivering Participant election(s) to the Plan Administrator in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the Restricted Stock Units, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5). Any deferral election(s) made in accordance with the preceding sentence shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the Restricted Stock Units subject to such deferral election(s).

3.1.7.        Elections Other Than Initial Election.  Any Employee or Director who has terminated a prior Compensation deferral election may elect to again defer Compensation by completing and signing an enrollment form provided by the Plan Administrator and delivering the form to the Plan Administrator within the time frame established by the Plan Administrator but in no event later than December 31 of the year prior to the beginning of the Plan Year to which such deferral election relates.  An election to defer Compensation must be filed in a timely manner in accordance with Section 3.1(d).  Such election shall apply to Compensation for services performed in the Plan Year to which such deferral election relates.  Such election shall specify the time and method of distribution of the annual deferral amount in accordance with Articles 6 and 7.

3.2.            Company Contribution.

3.2.1.         Discretionary Company Contributions.  The Company shall have the discretion to make Company Contributions to the Plan at any time and in any amount on behalf of any Participant.  Company Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Company Contribution in any particular Plan Year regardless of whether Company Contributions are made on behalf of other Participants.  Any such Company Contributions shall be credited to the Plan as of the date or dates determined by the Plan Administrator in its sole discretion.

3.2.2.        Company Matching Contributions.  As of January 1, 2021, the Company shall make a Matching Contribution equal to the amount of Participant’s Deferral Contribution for the Plan Year up to 5% of Participant’s Base Salary.  Matching Contributions shall be made available for all employees whose job level is at least E1–E5 or P7 (or equivalent, including Grade 17 and above under the Company’s job architecture prior to 2022) who were Participants in the Plan at any time during the Plan Year.  Any such Matching Contributions shall be credited to the Plan as of the date or dates determined by the Plan Administrator in its sole discretion.  For purposes of this Section 3.2.2, in the case of a Participant who participates in the Plan for less than the full Plan Year, such as if they begin participating pursuant to Section 2.3(a), “Base Salary” shall be limited to the amount attributable to the portion of the Plan Year during which they participated.

3.2.3.          Company Qualified Plan Makeup Contributions.  The Company may, in its sole discretion, make a Company Contribution on behalf of the Participant for each Plan Year in which the Participant makes a deferral under this Plan which shall equal the maximum company contributions that would have been provided to the Participant under the Company’s Qualified Plan had the Participant made no elective deferral under this Plan.  The Company Contribution for Qualified Plan makeup each Plan Year shall be reduced by the amount of company contributions actually credited to the Participant under the Qualified Plan for such Plan Year.  Any such Company Contributions shall be credited to the Plan as of the date or dates determined by the Plan Administrator in its sole discretion.

3.3.              Investment Elections.

3.3.1          At the time of making the deferral elections described in Section 3.1, Participant shall designate, on a form provided by the Plan Administrator, the types of investment funds in which Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to that Account.  In making the designation pursuant to this Section 3.3, Participant may specify that all or any percentage of Participant’s Account is to be deemed invested, in whole percentage increments, in one or more of the types of investment funds deemed to be provided under the Plan, as communicated from time to time by the Plan Administrator.  A Participant may change the designation made under this Section 3.3 by filing an election, on a form provided by the Plan Administrator at such time or times as may be permitted by the Plan Administrator.  If a Participant fails to elect a type of fund under this Section 3.3, he or she shall be deemed to have elected the money market type of investment fund.

3.3.2           Although a Participant may designate the type of investments, the Plan Administrator shall not be bound by such designation.  The Plan Administrator may select from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the Plan Administrator to the Participant pursuant to Section 3.3.1 above to be the Funds.  The Interest Rate of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article 4.

3.3.3           Company Stock Unit Fund.

(i)
A Participant’s Restricted Stock Unit deferrals will be automatically and irrevocably allocated to a Fund that tracks the performance of the Company’s Stock (the “Company Stock Unit Fund”).  Participants may not select any other Fund to be used to determine the amounts to be credited or debited to their Restricted Stock Unit deferrals.  Furthermore, no other portion of the Participant’s Accounts can be either initially allocated or re-allocated to the Company Stock Unit Fund.  Amounts allocated to the Company Stock Unit Fund shall only be distributable in actual shares of Stock.

(ii)
Any stock dividends, cash dividends or other non-cash dividends that would have been payable on the Stock credited to a Participant’s Accounts shall be credited to the Participant’s Accounts in the form of additional shares of Stock and shall automatically and irrevocably be deemed to be re-invested in the Company Stock Unit Fund until such amounts are distributed to the Participant.  The number of shares credited to the Participant for a particular stock dividend shall be equal to (A) the number of shares of Stock credited to the Participant’s Account as of the payment date for such dividend in respect of each share of Stock, multiplied by (B) the number of additional or fractional shares of Stock actually paid as a dividend in respect of each share of Stock.  The number of shares credited to the Participant for a particular cash dividend or other non-cash dividend shall be equal to (A) the number of shares of Stock credited to the Participant’s Account as of the payment date for such dividend in respect of each share of Stock, multiplied by (B) the fair market value of the dividend, divided by (C) the “fair market value” of the Stock on the payment date for such dividend.

(iii)
The number of shares of Stock credited to the Participant’s Account may be adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of Participants’ rights with respect to the portion of his or her Account allocated to the Company Stock Unit Fund in the event of any reorganization, reclassification, stock split, or other unusual corporate transaction or event which affects the value of the Stock, provided that any such adjustment shall be made taking into account any crediting of shares of Stock to the Participant under this Section.

(iv)
For purposes of this Section 3.3.3, the fair market value of the Stock shall be, in the event the Stock is traded on a recognized securities exchange, an amount equal to the closing price of the Stock on such exchange on the date set for valuation or, if no sales of Stock were made on said exchange on that date, the closing price of the Stock on the next preceding day on which sales were made on such exchange; or, if the Stock is not so traded, the value determined, in its sole discretion, by the Committee in compliance with Section 409A.

ARTICLE 4

DEFERRAL ACCOUNTS

4.1.           Deferral Accounts.  The Plan Administrator shall establish and maintain a Deferral Account for each Participant under the Plan.  Each Participant’s Deferral Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.3.  A Participant’s Deferral Account shall be credited as follows:

(a)
Within a reasonable time after amounts are withheld and deferred from a Participant’s Compensation, the Plan Administrator shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.3; that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund;

(b)
Each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Interest Rate for the corresponding fund selected by the Company pursuant to Section 3.3.

(c)
In the event that a Participant elects for a given Plan Year’s deferral of Compensation to have a Scheduled Withdrawal, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year’s deferral of Compensation.

4.2.         Company Contribution Account.  The Plan Administrator shall establish and maintain a Company Contribution Account for each Participant under the Plan.  Each Participant’s Company Contribution Account shall be further divided into separate investment fund subaccounts corresponding to the investment fund elected by the Participant pursuant to Section 3.3.  A Participant’s Company Contribution Account shall be credited as follows:

(a)
As soon as reasonably practicable after a Company Contribution, the Plan Administrator shall credit the investment fund subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contribution, if any, applicable to that Participant, that is, the proportion of the Company Contribution, if any, which the Participant elected to be deemed to be invested in a certain type of investment fund shall be credited to the corresponding investment fund subaccount; and

(b)
Each business day, each investment fund subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.3

4.3.          Schedule A Accounts for Pre‑Existing Deferred Compensation Obligations.  Prior to the Effective Date of the Plan, the Company and/or certain of its Affiliates had entered into non‑qualified deferred compensation arrangements with certain Participants employed by the Company and/or its Affiliates.  The terms of such arrangements are set forth in individual “plans” or agreements signed by the Company and/or an Affiliate and the employee.  The deferred compensation arrangements identified on Schedule A attached hereto (“Schedule A Arrangements”) are incorporated herein by reference.  It is intended that the Schedule A Arrangements will comply with Code Section 409A.  Effective January 1, 2005, the rights and obligations of the parties to those arrangements will be governed by the terms of this Plan, and will not be governed by the terms of the Schedule A Arrangements, except as otherwise provided hereafter.  The Plan Administrator will establish and maintain under this Plan a “Schedule A Account” for each Participant who is party to a Schedule A Arrangement (“Schedule A Participant’) and will credit to such Schedule A Account for each Schedule A Participant the value as of January 1, 2006 of the respective Schedule A Participant’s Compensation Account(s) as established under the applicable Schedule A Arrangement.  For greater clarity, generally the Compensation Accounts under the Schedule A Arrangements are divided into two sub‑accounts (Employee Compensation Sub‑Account and  Company Compensation Sub‑Account), and this distinction will be maintained under the Schedule A Accounts.  The Company Compensation Sub‑Account will continue to vest in accordance with the terms of the applicable Schedule A Arrangement.  In addition, the Plan Administrator may further divide the sub‑accounts under the Schedule A Accounts into separate investment fund sub‑accounts corresponding to the investment fund elected by the Participant pursuant to Section 3.3.  Schedule A Participants will elect, prior to December 31, 2006, the form of distribution for their Schedule A Accounts and such elections will comply with IRC Section 409A and applicable guidance thereunder.  If a Schedule A Participant has not designated a form or payment for his or her Schedule A Account on or before December 31, 2006, the form of payment designated in the applicable Schedule A Arrangement will be the default form of payment for such Schedule A Account(s).  After December 31, 2006, any change in the form of payment as to a Schedule A Account must be in accordance with the requirements of Section 6.5(f) of this Plan respecting election changes for forms of payment.  The timing of distributions of Schedule A Accounts will be governed by the terms of this Plan.

4.4.          Accounting.  At the end of each quarter, the Company shall notify each Participant as to the amount, if any, of Participant’s Deferral Account and Company Contribution Account.  The accounting shall specify the vested portion of amounts held pursuant to the Plan.

4.5.          Preservation of Accounts.  A Participant shall not be deemed to have had a Separation from Service for purposes of preservation of all Deferral Accounts and Company Contribution Accounts in the event of a bona fide approved leave of absence from the Company for a prolonged period of time for:

(a)	Service as a full‑time missionary for any legally recognized ecclesiastical organization, or

(b)	United States Military duty.

Notwithstanding the foregoing, a Separation from Service shall be deemed to occur six months after commencement of the leave in the absence of a contractual or statutory right to re‑employment.

ARTICLE 5

VESTING

5.1.           Vesting in Deferral Account.  Subject to Section 5.3, Participant shall be 100% vested in his or her Deferral Account at all times.

5.2.           Vesting in Company Contribution Account.

5.2.1.          Company Contributions. Subject to Section 5.3, each Participant shall become vested in Participant’s Company Contributions credited to the Plan under Section 3.2. after January 1, 2021, in accordance with the following schedule:

December 31 of the Following Years In Relation to the Respective Company Contribution:	The Vested Portion of Participant’s Company Contribution under Section 3.2 Will Be:
Calendar year of the contribution	20%
Calendar year after the contribution	40%
2nd calendar year after the contribution	60%
3rd calendar year after the contribution	80%
4th calendar year after the contribution	100%

The vesting schedule above is intended to be a rolling vesting schedule that will apply separately to Company Contributions credited to the Plan each Plan Year.          For example, Company Contributions that are credited to the Plan anytime during 2022 shall vest 20% on December 31 of each of 2022, 2023, 2024, 2025, and 2026.

Subject to Section 5.3, each Participant shall become vested in Participant’s discretionary Company Contributions credited to the Plan prior to January 1, 2021 under Section 3.2.1 in accordance with the following schedule:

When the Participant Has Completed the Following Years Employment:	The Vested Portion of Participant’s Company Contribution of Account under Section 3.2.1 Will Be:
Less than 10 years	0%
10 years but less than 11 years	50%
11 years but less than 12 years	55%
12 years but less than 13 years	60%
13 years but less than 14 years	65%
14 years but less than 15 years	70%
15 years but less than 16 years	75%
16 years but less than 17 years	80%
17 years but less than 18 years	85%
18 years but less than 19 years	90%
19 years but less than 20 years	95%
20 years or more	100%

Notwithstanding any of the foregoing provisions for progressive vesting of Company Contribution Accounts related to contributions pursuant to Section 3.2, such Company Contributions shall become fully vested upon the earliest occurrence of any of the following events while in the employment of the Company:

(a)	Participant attains 60 years of age;

(b)	Participant’s death or Disability as defined in the Plan;

(c)	The Plan Administrator may, in its discretion, accelerate vesting of a Participant’s Company Contribution Account; or

(d)
For Company Contributions credited to the Plan after January 1, 2021, Participant has completed 10 years of employment with the Company at a job level of at least E1–E5 or P7 (or equivalent, including Grade 17 and above under the Company’s job architecture prior to 2022).

5.2.2.          Company Qualified Plan Makeup Contributions.  Subject to Section 5.3, each Participant shall become vested in his or her Company Contributions for Qualified Plan makeup credited to the Plan under Section 3.2.3 in accordance with the vesting schedule provided under the Qualified Plan.

5.3.            Forfeiture.

5.3.1.          Restricted Stock Units.  Notwithstanding Section 5.1 above, a Participant’s deferrals into this Plan of Restricted Stock Units shall remain subject to any and all forfeiture, “clawback” or similar restrictive covenants or terms and conditions under the applicable equity incentive plan under which such Restricted Stock Units were initially granted.

5.3.2.          Company Contribution Account.  Notwithstanding Sections 5.2 above, Participant shall forfeit all amounts in the Company Contribution Account (and none of such amounts shall be distributed pursuant to Section 6 below) if the Administrator elects to terminate Participant’s rights to those amounts upon the occurrence of the following events:

(a)	the Participant’s employment or service is terminated for Cause; or

(b)
the Participant, directly or indirectly, enters into the employment of, owns any interest in, or engages or participates in (individually or as an officer, director, shareholder, consultant, partner, member, joint venturer, agent, equity owner, distributor or in any other capacity whatsoever) any   company, corporation or business in the direct selling or multi-level marketing industry (including any subsidiary or affiliate thereof) that operates in any territory where the Company or any of its affiliates or subsidiaries engages in business;

ARTICLE 6

DISTRIBUTION OF BENEFITS

6.1.            Separation From Service.  A Participant who incurs a Separation from Service with the Company and all Affiliates for any reason other than death or Disability is entitled to distribution of amounts vested and credited to Participant’s Account at the time and in the manner provided in Section 6.5.

6.2.           Disability.  A Participant who experiences a Disability and who has satisfied all of the covenants, conditions and promises contained in this Plan (to the extent applicable) is entitled to a distribution of amounts vested and credited to Participant’s Account as provided in Section 6.5.  Subject to Section 6.5, the payments may commence as of the date of the Participant’s Disability.

6.3.            Death.

(a)
Benefit.  If a Participant dies before the day on which Participant’s benefit payments commence, the Participant’s Beneficiary is entitled, at the time and in the manner provided in Section 6.5, the following:

(1)	the amount of Participant’s Deferral Account, including any earnings thereon; and

(2)
for Participants that have been credited with Company Contributions pursuant to Section 3.2, the greater of (i) the vested portion of Participant’s Company Contribution Account, including any earnings thereon, as of the date of Participant’s death; or (ii) an amount equal to five times the average of Participant’s Base Salary for the three most recent years.  Notwithstanding, this Section 6.3(a)(2) shall not apply to any Participant who did not receive Company Contributions pursuant to Section 3.2 prior to January 1, 2015.

(b)
Death After Commencement of Benefits.  If a former Participant dies after the day on which his or her benefit payments commence, but prior to the complete distribution of all amounts to which such Participant is entitled, the Participant’s Beneficiary is entitled to receive any remaining amounts to which Participant would have been entitled had the Participant survived at the time and in the manner provided in Section 6.5.  The Plan Administrator may require and rely upon such proofs of death and the right of any Beneficiary to receive benefits under this Section 6.3 as the Plan Administrator may reasonably determine, and its determination of death and the right of such Beneficiary to receive payment is binding and conclusive upon all persons.

6.4.           Change of Control.  In the event of a Change of Control, the Plan Administrator may, in its discretion, accelerate vesting of a Participant in his or her Company Contribution Account.

6.5.           Time and Method of Distribution of Benefits.  Payment shall commence within a Reasonable Time following the earliest to occur of the following events in (a), (b) or (c) below:

(a)	Termination.

(1)
Distribution of Deferral Account. Other than Restricted Stock Units, payment of amounts vested and credited in a Deferral Account other than the portion attributable to deferrals of Restricted Stock Units to a Participant who is entitled to benefits under Section 6.1 will commence within a Reasonable Time following the Participant’s Separation from Service (except that, in the event that the Participant is a “Specified Employee,” as defined under Treasury Regulation § 1.409A‑1(i), payment to the Participant will begin no earlier than six months following Participant’s Separation from Service (or upon the Participant’s death, if earlier)).

(2)
Distribution of Restricted Stock Units. Payment of amounts vested and credited in a Deferral Account that are attributable to deferrals of Restricted Stock Units to a Participant who is entitled to benefits under Section 6.1 will commence within a Reasonable Time following the one-year anniversary of the Participant’s Separation from Service, subject to the requirements under Section 5.3.

(3)
Distribution of Company Contribution Account. Payment of amounts vested and credited in a Company Contribution Account to a Participant who is entitled to benefits under Section 6.1 (subject to any forfeiture under Section 5.3) will commence within a Reasonable Time following the one-year anniversary of the Participant’s Separation from Service.  Notwithstanding the foregoing, if the Participant’s Separation from Service occurs at or after the Participant’s attainment of age 60 or after the Participant has completed twenty years of employment, then payment will commence within a Reasonable Time following the Participant’s Separation from Service (except that, in the event that the Participant is a “Specified Employee,” as defined under Treasury Regulation § 1.409A‑1(i), payment to the Participant will begin no earlier than six months following Participant’s Separation from Service (or upon the Participant’s death, if earlier)).

(4)
Distribution Following Change in Control.  Notwithstanding any Participant election under Section 6.5(e) below to the contrary, in the event that a Participant’s Separation from Service occurs within two (2) years following a Change in Control, such Participant’s Accounts shall be distributed in the form of a lump sum without regard to any election as to the form of payment that may have been submitted in accordance with Section 6.5(e) below.

(b)	Disability.

(1)
For amounts attributable to Plan Years that commenced prior to January 1, 2015, payment to a Participant who is entitled to benefits under Section 6.2 will commence within a Reasonable Time after the Participant’s Disability.

(2)
For amounts attributable to Plan Years commencing on or after January 1, 2015, Participants may make an election as to the form of payment that will be applicable in the event of the Participant’s Disability.  The form of payment shall be elected in accordance with Section 6.5(e) below and a separate election may be submitted that will apply to each Plan Year.  A Participant who experiences a Disability and is entitled to benefits under Section 6.2 shall receive such benefits within a Reasonable Time after the Participant’s Disability.

(c)	Death. Payment to the Beneficiary of a Participant who is entitled to benefits under Section 6.3 will commence within a Reasonable Time after the Participant’s death.

(d)
Death After Commencement of Payments.  If a Participant dies after the day on which his or her benefit payments commence but before the complete distribution to such Participant of the benefits payable to him under the Plan, any remaining benefits will continue to be distributed to the Participant’s Beneficiary in the same manner as elected by the Participant under Section 6.5(e).  Payments to the Beneficiaries entitled to payments pursuant to Section 6.3 will be made within a Reasonable Time following the death of Participant.

(e)
Form of Payment.  Except as otherwise determined by the Plan Administrator in its sole discretion, any distribution paid from the Plan to a Participant or Beneficiary from a Participant’s Account will be paid in cash or, in the case of distributions from the Company Stock Unit Fund, shares of Stock.  Except as otherwise provided in Section 6.4, such distribution will be paid in either a lump sum payment or in monthly, quarterly, or annual installments over a period not to exceed 15 years; provided that if the value of the Participant’s Account at the time of distribution is less than $50,000, such distribution shall be paid in the form of a lump sum distribution.  Notwithstanding the foregoing, no elections for monthly distributions may be made with respect to Plan Years commencing on or after January 1, 2015. With respect to each annual deferral amount (including both Participant deferrals and Company contribution amounts for such Plan Year), a Participant must elect which form of payment to receive in his or her initial or annual deferral election form, which election may be changed by the Participant at any time so long as (i) the election does not take effect until at least 12 months after the date in which the election is made, (ii) the first payment for which the election is made will be deferred for a period of 5 years from the date such payment would otherwise have been made (other than for payments triggered by the Participant’s death or Disability), and (iii) the change is received by the Plan Administrator at least 12 months prior to the Participant’s first scheduled payment date.  In the absence of a Participant making a distribution election, the default form of payment shall be lump sum.  Participant’s Account shall continue to be credited with earnings pursuant to Sections 4.1 and 4.2 of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

6.6.          Designation of Beneficiary.  Each Participant has the right to designate, on forms supplied by and delivered to the Plan Administrator, a Beneficiary or Beneficiaries to receive Participant’s benefits in the event of Participant’s death.  For each Participant who is married, the Beneficiary will be deemed to be Participant’s spouse, unless the Participant’s spouse consents to the Participant’s Beneficiary designation to the contrary.  Such consent must be in writing, must acknowledge the effect of the Beneficiary designation and the spouse’s consent thereto.  Subject to the foregoing, each Participant may change their Beneficiary designation from time to time in the manner described above and the change will be effective upon receipt by the Plan Administrator, whether or not the Participant is living at the time the notice is received.  There is no liability on the part of the Plan Administrator with respect to any payment authorized by the Plan Administrator in accordance with the most recent valid Beneficiary designation of the Participant in the Plan Administrator’s possession before receipt of a more recent and valid Beneficiary designation.  If no designated Beneficiary is living when benefits become payable, or if there is no designated Beneficiary, the Beneficiary will be Participant’s spouse; or if no spouse is then living, such Participant’s issue, including any legally adopted child or children, in equal shares by right of representation; or if no such designated Beneficiary and no such spouse or issue, including any legally adopted child or children, is living upon the death of a Participant, or if all such persons die prior to the full distribution of such Participant’s benefits, then the Beneficiary shall be the estate of the Participant.

6.7.          Payments to Disabled.  If a person entitled to any payment  is under a legal disability, or in the sole judgment of the Plan Administrator is otherwise unable to apply such payment to his or her own interest and advantage, the Plan Administrator in the exercise of its discretion may make any such payment in any one or more of the following ways:  (a) directly to such person, (b) to Participant’s legal guardian or conservator, or (c) to Participant’s spouse or to any person charged with the legal duty of Participant’s support, to be expended for Participant’s benefit.  The decision of the Plan Administrator will in each case be final and binding upon all persons in interest.

6.8.          Underpayment or Overpayment of Benefits.  In the event that, through misstatement or computation error, benefits are underpaid or overpaid, there is no liability for any more than the correct benefit sums under the Plan.  Overpayments may be deducted from future payments under the Plan, and underpayments may be added to future payments under the Plan, subject to applicable limitations under Section 409A of the Code.

6.9.          Inability to Locate Participant.  In the event that the Plan Administrator is unable to locate a Participant or Beneficiary within two years following the required payment date, the amount allocated to the Participant’s Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE 7

WITHDRAWALS

7.1.           Scheduled Withdrawals.

(a)
In the case of a Participant who has elected a Scheduled Withdrawal for a distribution while still in the employ of the Company, such Participant shall receive Participant’s Distributable Amount, but only with respect to those vested deferrals and earnings from the Participant’s Deferral Account that have been elected by Participant to be subject to the Scheduled Withdrawal in accordance with this Section 7.1(a) of the Plan.  A Participant’s Scheduled Withdrawal can be no earlier than two years from the last day of the Plan Year for which Participant’s deferrals are made.  Any distribution made pursuant to a Scheduled Withdrawal shall be made in either a lump‑sum payment or annual installment payments up to 5 years.  These payments will be made in February of the year(s) selected.  By way of clarification, Scheduled Withdrawals shall not be available from the Company Contribution Account.

(b)
A Participant may extend the Scheduled Withdrawal for any Plan Year, provided such extension occurs at least one year before the Scheduled Withdrawal and is for a period of not less than five years from the Scheduled Withdrawal.  In the event a Participant separates from service with the Company prior to, or during the distribution of, a Scheduled Withdrawal for any reason, then the portion (or remaining portion) of Participant’s Account associated with a Scheduled Withdrawal that has not been distributed prior to such separation, shall be distributed, along with any remaining portion of the annual deferral amount not subject to the Scheduled Withdrawal, in the form selected by the Participant in accordance with Section 6.5.  If no such election was made under Section 6.5 for such annual deferral amount, such Scheduled Withdrawal shall be paid in a lump sum.

7.2.           Hardship.  In the event of an unforeseeable financial emergency, a Participant may make a written request to the Plan Administrator for a hardship withdrawal from his or her Account.  For purposes of this Plan, an “unforeseeable financial emergency” is defined as a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent (as such term is defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The granting of a Participant’s request for a hardship withdrawal shall be left to the absolute discretion of the Plan Administrator and the Plan Administrator may deny such request even if an unforeseeable financial emergency clearly exists.  A request for a hardship withdrawal must be made in writing at least 30 days in advance, on a form provided by the Plan Administrator, and must be expressed as a specific dollar amount.  The amount of a hardship withdrawal may not exceed the lesser of the amount required to meet Participant’s unforeseeable financial emergency or Participant’s vested Account balance.  A hardship withdrawal will not be permitted to the extent that the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, liquidation of the Participant’s assets to the extent that such liquidation would not itself cause a severe financial hardship, or by the cessation of Deferral Contributions.

7.3.           Acceleration of Benefits.  The Plan Administrator may accelerate the distribution of a Participant’s vested Account balance in order to (a) satisfy a domestic relations order; (b) pay employment taxes on amounts deferred under the Plan; (c) permit an automatic lump sum payment of not more than $10,000 upon the termination of a Participant’s entire interest in the Plan; or (d) any other permitted acceleration under Section 409A of the Code and the regulations thereof, including a Change of Control.  In the event an accelerated distribution is requested by a Participant to satisfy a domestic relations order, the Plan Administrator shall make payments to someone other than Participant, as directed by the qualified domestic relations order.

7.4.          Crediting of Withdrawals.  Withdrawals and other distributions shall be charged pro rata to the Funds in which the Account of the Participant is invested, pursuant to Participant’s designation under Sections 4.1 and 4.2 hereof.

ARTICLE 8

ADMINISTRATION OF THE PLAN

8.1.           Adoption of Trust.  The Company may enter into a Trust Agreement with the Trustee, to which the Company or any adopting Affiliate may, in its sole discretion, contribute cash or other property to provide for the payment of benefits under the Plan.  The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust Agreement shall govern the rights of the Company, adopting Affiliates, Participants and the creditors of the Company and adopting Affiliates to the assets transferred to the Trust Fund.  All obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust Agreement, and any such distribution shall reduce the obligations under the Plan.

8.2.            Powers of the Plan Administrator.

(a)
The Plan Administrator shall have the power and discretion to perform the administrative duties described in this Plan or required for proper administration of the Plan and shall have all powers necessary to enable it to properly carry out such duties.  Without limiting the generality of the foregoing, the Plan Administrator shall have the power and discretion to construe and interpret this Plan, to hear and resolve claims relating to this Plan, and to decide all questions and disputes arising under this Plan.  The Plan Administrator shall determine, in its discretion, the status and rights of a Participant, and the identity of the Beneficiary or Beneficiaries entitled to receive any benefits payable hereunder on account of the death of a Participant.

(b)
Except as is otherwise provided hereunder, the Plan Administrator shall determine the manner and time of payment of benefits under this Plan.  All benefit disbursements by the Trustee shall be made upon the instructions of the Plan Administrator.

(c)	The decision of the Plan Administrator upon all matters within the scope of its authority shall be binding and conclusive upon all persons.

(d)
The Plan Administrator shall file all reports and forms lawfully required to be filed by the Plan Administrator and shall distribute any forms, reports or statements to be distributed to Participants and others.

(e)
The Plan Administrator shall keep itself advised with respect to the investment of the Trust Fund and shall report to the Company regarding the investment and reinvestment of the Trust Fund not less frequently than annually.

8.3.         Creation of Committee.  The Compensation Committee may appoint a separate committee to perform its duties as Plan Administrator by the adoption of appropriate resolutions of the  Compensation Committee.  The committee must consist of at least two (2) members, and they shall hold office during the pleasure of the Compensation Committee.  The committee members shall serve without compensation but shall be reimbursed for all expenses by the Company.  The committee shall conduct itself in accordance with the provisions of this Article 8.  The members of the committee may resign with 30 days notice in writing to the Company and may be removed immediately at any time by written notice from the Company.

8.4.           Chairman and Secretary.  The committee shall elect a chairman from among its members and shall select a secretary who is not required to be a member of the committee and who may be authorized to execute any document or documents on behalf of the committee.  The secretary of the committee or his or her designee shall record all acts and determinations of the committee and shall preserve and retain custody of all such records, together with such other documents as may be necessary for the administration of this Plan or as may be required by law.

8.5.           Appointment of Agents.  The committee may appoint such other agents, who need not be members of the committee, as it may deem necessary for the effective performance of its duties, whether ministerial or discretionary, as the committee may deem expedient or appropriate.  The compensation of any agents who are not employees of the Company shall be fixed by the committee within any limitations set by the Board of Directors.

8.6.           Majority Vote and Execution of Instruments.  In all matters, questions and decisions, the action of the committee shall be determined by a majority vote of its members.  They may meet informally or take any ordinary action without the necessity of meeting as a group.  All instruments executed by the committee shall be executed by a majority of its members or by any member of the committee designated to act on its behalf.

8.7.          Allocation of Responsibilities.  The committee may allocate responsibilities among its members or designate other persons to act on its behalf.  Any allocation or designation, however, must be set forth in writing and must be retained in the permanent records of the committee.

8.8.           Conflict of Interest.  No member of the committee who is a Participant shall take any part in any action in connection with his or her participation as an individual.  Such action shall be voted or decided by the remaining members of the committee.

8.9.           Indemnity.  To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Plan Administrator, the committee and each member thereof, the Board of Directors, and any delegate of the committee or Plan Administrator who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

ARTICLE 9

ADOPTION OF PLAN BY AFFILIATES

The adoption of this Plan by any Affiliate shall not be effective without the written consent of the Company.  Any adoption shall be evidenced by certified copies of the resolution of the foregoing board of directors indicating the adoption.  The resolution shall define the effective date for the purpose of the Plan as adopted by the corporation or Affiliate.  Upon the adoption by any Affiliate, the term “Company” shall include such Affiliate.

ARTICLE 10

CLAIM REVIEW PROCEDURE

10.1.         Non-Disability Initial Claims.  This Section shall apply to any claim that does not base benefits of a determination of Disability.  A Participant or Beneficiary entitled to benefits need not file a written claim to receive benefits.  If a Participant, Beneficiary or any other person (all of whom are referred to in this Section as a “Claimant”) is dissatisfied with the determination of his or her benefits, eligibility, participation or any other right or interest under this Plan, such person may file a written statement setting forth the basis of the claim with the Plan Administrator.  The Plan Administrator will notify the Claimant of the disposition of the claim within 90 days after the request is filed with the Plan Administrator.  The Plan Administrator may have an additional period of up to 90 days to decide the claim if the Plan Administrator determines that special circumstances require an extension of time to decide the claim and the Plan Administrator advises the Claimant in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim.  If, following the review, the claim is denied, in whole or in part, the notice of disposition shall set forth:

(a)	the specific reason(s) for denial of the claim;

(b)	reference to the specific Plan provisions upon which the determination is based;

(c)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the Plan’s appeal procedures, and an explanation of the time limits applicable to the Plan’s appeal procedures.

10.2.          Non-Disability Appeal of Adverse Benefit Determination.  This Section shall apply to any claim that does not base benefits on a determination of Disability.

(a)
Within 60 days after receiving the written notice of the disposition of the claim described in paragraph (a), the Claimant, or the Claimant’s authorized representative, may appeal such denied claim.  The Claimant may submit a written statement of his or her claim (including any written comments, documents, records and other information relating to the claim) and the reasons for granting the claim to the Plan Administrator.  The Plan Administrator shall have the right to request of and receive from the Claimant such additional information, documents or other evidence as the Plan Administrator may reasonably require.  If the Claimant does not request an appeal of the denied claim within 60 days after receiving written notice of the disposition of the claim as described in paragraph (a), the Claimant shall be deemed to have accepted the disposition of the claim and such written disposition will be final and binding on the Claimant and anyone claiming benefits through the Claimant, unless the Claimant shall have been physically or mentally incapacitated so as to be unable to request review within the 60‑day period.  The appeal shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such documents, records or other information were submitted or considered in the initial benefit determination or the initial review.

(b)
A decision on appeal to the Plan Administrator shall be rendered in writing by the Plan Administrator ordinarily not later than 60 days after the Claimant requests review.  A written copy of the decision shall be delivered to the Claimant.  If special circumstances require an extension of the ordinary period, the Plan Administrator shall so notify the Claimant of the extension with such notice containing an explanation of the special circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision.  Any such extension shall not extend beyond 60 days after the ordinary period.  The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the provisions of paragraph (b)(1) above, without regard to whether all the information necessary to make a decision on appeal accompanies the filing.

If the appeal to the Plan Administrator is denied, in whole or in part, the decision on appeal referred to in the first sentence of this paragraph (b) shall set forth:

(1)	the specific reason(s) for denial of the claim;

(2)	reference to the specific Plan provisions upon which the determination is based;

(3)
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(4)	a statement of the Claimant’s right to bring a civil action.

10.3.          Disability Initial Claims.

(a)
This Section shall only apply to any claim made which bases benefits on a determination of Disability and the Plan Administrator (or its representative) is responsible for making the determination of Disability. In accordance with Department of Labor Regulations 29 C.F.R. § 2560.503-1, all claims and appeals for Disability benefits will be adjudicated in a manner designed to ensure the independence and impartiality of the persons involved with making the decision. To the extent the provider of the Company’s long-term disability insurance or the Social Security Administration is responsible for making the determination of a Participant’s Disability, their respective claims procedures will apply.

(b)
A Claimant entitled to benefits need not file a written claim to receive benefits. If a claim for benefits based on a determination of Disability is denied in whole or in part, the Claimant shall receive written or electronic notification of the “adverse benefit determination” as defined in 29 C.F.R. § 2560.503-1 in a culturally and linguistically appropriate manner. A denial notice shall explain the reason(s) for the denial, refer to the Section(s) of the Plan on which the denial is based, and provide the claim appeal procedures. The denial notice must also comply with any additional requirements described in Department of Labor Regulations 29 C.F.R. § 2560.503-1. Among other requirements, that regulation requires denial notices for Disability claims to include:

(1)
A discussion of the decision, including, if applicable the basis for disagreeing with or not following the views of health care and vocational professionals who evaluated the Claimant, the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Claimant’s adverse benefit determination, or which Disability benefit determination regarding the Claimant made by the Social Security Administration;

(2)
The internal rules, guidelines, protocols, standards or other similar criteria of the Plan that were relied upon in denying the claim, or alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist;

(3)
If applicable, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(4)
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits.

Claimant will receive adverse benefit determinations within a reasonable period of time, but no later than 45 days after the Plan Administrator’s receipt of the claim. The Plan Administrator may extend this period for up to 30 additional days provided the Plan Administrator determines that the extension is necessary due to matters beyond the Plan Administrator’s control and the Claimant is notified of the extension before the end of the initial 45-day period and is also notified of the date by which the Plan Administrator expects to render a decision. The 30-day extension can be extended by an additional 30 days if the Plan Administrator determines that, due to matters beyond its control, it cannot make a decision within the original extended period. Any notice of extension must be sent to the Claimant before the end of the initial 30-day period, and shall explain the circumstances requiring the extension, the date by which the Plan Administrator expects to render a decision, the standards on which the Claimant’s entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information, if any, the Claimant must submit. The Claimant shall be provided with at least 45 days to provide the additional information. The period from which the Claimant is notified of the additional required information to the date the Claimant responds is not counted as part of the determination.

10.4.          Appeal of Disability Adverse Benefit Determination.

(a)
This Section shall apply to any claim made which bases benefits on a determination of Disability and the Plan Administrator (or its representative) is responsible for making the determination of Disability. The Claimant shall have 180 days to appeal an adverse benefit determination. The Claimant shall have the right to review and respond to any new or additional evidence or rationales considered, relied upon, or generated by the Plan or other person making the benefit determination before the Plan issues an adverse benefit determination on appeal. The review of an appeal of an adverse benefit determination will be conducted by an appropriate named fiduciary who is not the individual who made the initial denial and is not a subordinate of that individual. For determinations regarding whether a treatment is experimental or not medically necessary, the named fiduciary must consult with an independent medical expert (i.e., a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and was neither consulted in connection with the initial denial nor subordinate of that individual.) If the advice of medical or vocational experts was obtained by the Plan in connection with the initial denial, the review procedures must provide for their identification without regard to whether their advice was relied upon. The Claimant will be automatically provided with any new evidence or rationale considered, relied on, or generated by the Plan or decisionmaker in connection with the claim.

(b)
The Claimant shall be notified of the Plan Administrator’s decision upon review within a reasonable period of time, but no later than 45 days after the Plan Administrator receives the Claimant’s appeal request.

The 45-day period may be extended for an additional 45-day period if the Plan Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time and provided that the Claimant is notified of the extension prior to the expiration of the initial 45-day period. Such notice shall state the special circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision.

(c)
If an appeal based on a determination of Disability is denied in whole or in part, the Claimant shall receive written or electronic notification of the “adverse benefit determination” as defined in 29 C.F.R. § 2560.503-1 in a culturally and linguistically appropriate manner. The denial notice must also comply with any requirements described in Department of Labor Regulations 29 C.F.R. § 2560.503-1. Among other requirements, that regulation requires denial notices for Disability claims to include:

(1)	The specific reason(s) for the benefit denial;

(2)	Reference to the specific Plan provision(s) on which the denial is based;

(3)	Discussion of the decision, including reasons for disagreeing with views of treating professionals, medical, or vocational experts consulted or a determination by the Social Security Administration;

(4)	The specific internal rules, guidelines, protocols, or similar criteria relied on or a statement that such internal guidelines or criteria do not exist;

(5)
If the denial was based on medical necessity, experimental treatment, or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances (or a statement that such an explanation will be provided free and on request.)

(6)	A statement that the Claimant is entitled to receive, free and on request, reasonable access to and copies of all documents, records, and other information relevant to the claim;

(7)	A statement of the Claimant’s right to bring an action under ERISA § 502 (a).

(d)
In the case of a claim based on a determination of Disability, if the Plan fails to strictly adhere to all of the requirements of this section with respect to a claim, the Claimant is deemed to have exhausted the administrative remedies available under the Plan. Notwithstanding the foregoing, the administrative remedies available under the Plan with respect to a claim based on a determination of Disability will not be deemed exhausted based on de minimis violations that do not cause, and are not likely to cause, prejudice or harm to the claimant so long as the Plan demonstrates that the violation was for good cause or due to matters beyond the control of the Plan and that the violation occurred in the context of an ongoing, good faith exchange of information between the Plan and the Claimant. This exception is not available if the violation is a part of a pattern or practice of violations by the Plan. The Claimant may request a written explanation of the violation from the Plan, and the Plan must provide such an explanation within 10 days, including a specific description of its bases, if any, for asserting that the violation should not cause administrative remedies available under the Plan to be deemed exhausted. If a court rejects the Claimant’s request for immediate review under this section on the basis that the Plan met the standards for the exception outlined in this Section, the claim shall be considered as re-filed upon the Plan’s receipt of the decision of the court. Within a reasonable tie after receipt of the decision, the Plan shall provide the Claimant with notice of the resubmission.

10.5.          Right to Examine Plan Documents and to Submit Materials..  In connection with the determination of a claim, or in connection with review of a denied claim or appeal pursuant to this Section, the Claimant may examine this Plan and any other pertinent documents generally available to Participants relating to the claim and may submit written comments, documents, records and other information relating to the claim for benefits.  The Claimant also will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits with such relevance to be determined in accordance with Section 10.6 (Relevance).

10.6.         Relevance.  For purpose of this Section, documents, records, or other information shall be considered “relevant” to a Claimant’s claim for benefits if such documents, records or other information:

(a)	were relied upon in making the benefit determination;

(b)
were submitted, considered, or generated in the course of making the benefit determination, without regard to whether such documents, records or other information were relied upon in making the benefit determination; or

(c)	demonstrate compliance with the administrative processes and safeguards required pursuant to this Section regarding the making of the benefit determination.

10.7.          Decisions Final; Procedures Mandatory.  To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever.  To the extent permitted by law, completion of the claims procedures described in this Section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person.  The Plan Administrator may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

10.8.          Time for Filing Legal or Equitable Action.  Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person must be commenced not later than the earlier of:  (1) the shortest applicable statute of limitations provided by law; or 2 years from the date the written copy of the Plan Administrator’s decision on review is delivered to the Claimant in accordance with Section 10.2 (Appeal of Adverse Benefit Determination) or Section 10.4 (Appeal of  Disability Adverse Benefit Determination).

ARTICLE 11

LIMITATION OF RIGHTS, CONSTRUCTION

11.1.          Limitation of Rights.  Neither this Plan, any Trust Agreement, nor membership in the Plan shall give any employee or other person any right except to the extent that the right is specifically fixed under the terms of the Plan.  The establishment of the Plan shall not be construed to give any individual a right to be continued in the service of the Company or as interfering with the right of the Company to terminate the service of any individual at any time.

11.2.          Construction.  The masculine gender, where appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the context clearly indicates to the contrary.  Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan.  If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect.  All of the provisions of this Plan shall be construed and enforced in accordance with the laws of the State of Utah.

ARTICLE 12

LIMITATION ON ASSIGNMENT; PAYMENTS TO LEGALLY
 INCOMPETENT DISTRIBUTEE

12.1.          Anti‑Alienation Clause.  No benefit which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void.  No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent as may be required by law.

12.2.        Permitted Arrangements.  Section 12.1 shall not preclude arrangements for the withholding of taxes from benefit payments, arrangements for the recovery of benefit overpayments, arrangements for the transfer of benefit rights to another plan, or arrangements for direct deposit of benefit payments to an account in a bank, savings and loan association or credit union (provided that such arrangement is not part of an arrangement constituting an assignment or alienation).  Additionally, Section 12.1 shall not preclude arrangements for the distribution of the benefits of a Participant or Beneficiary pursuant to the terms and provisions of a “domestic relations order” in accordance with such procedures as may be established from time to time by the Plan Administrator.

12.3.         Payment to Minor or Incompetent.  Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Plan Administrator to be incompetent by qualified medical advice, the Plan Administrator need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent if one has been appointed or to cause the same to be used for the benefit of the minor or incompetent.

ARTICLE 13

AMENDMENT, MERGER, AND TERMINATION

13.1.         Amendment.  The Company shall have the right at any time, by an instrument in writing duly executed, acknowledged and delivered to the Plan Administrator, to modify, alter or amend this Plan, in whole or in part, prospectively or retroactively; provided, however, that the duties and liabilities of the Plan Administrator and any Trustee hereunder shall not be substantially increased without its written consent; and provided further that the amendment shall not reduce any Participant’s interest in the Plan, calculated as of the date on which the amendment is adopted.  If the Plan is amended by the Company after it is adopted by an Affiliate, unless otherwise expressly provided, it shall be treated as so amended by such Affiliate without the necessity of any action on the part of the Affiliate.  Any Affiliate or other corporation adopting this Plan hereby delegates the authority to amend the Plan to the Company.  An Affiliate or other corporation that has adopted this Plan may terminate its future participation in the Plan at any time.

13.2.         Merger or Consolidation of Company.  The Plan shall not be automatically terminated by the Company’s acquisition by or merger into any other employer, but the Plan shall be continued after such acquisition or merger if the successor employer elects and agrees to continue the Plan.  All rights to amend, modify, suspend, or terminate the Plan shall be transferred to the successor employer, effective as of the date of the merger.

13.3.          Termination of Plan or Discontinuance of Contributions.  It is the expectation of the Company that this Plan and the payment of contributions hereunder will be continued indefinitely.  However, continuance of the Plan is not assumed as a contractual obligation of the Company, and the right is reserved at any time to terminate this Plan or to reduce, temporarily suspend or discontinue contributions hereunder; provided, however, that the termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.  Section 409A of the Code generally prohibits the acceleration of the payment of benefits under the Plan.  As a result, except as otherwise permitted by Treasury Regulation Section 1.409A-3(j)(4)(ix), the termination of this Plan may not result in the acceleration of any payment to any Participant or Beneficiary.

13.4.         Limitation of Company’s Liability.  The adoption of this Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any employee or Participant or to be consideration for, an inducement to, or a condition of the employment of any employee.  A Participant, employee, or Beneficiary shall not have any right to retirement or other benefits except to the extent provided herein.

ARTICLE 14

GENERAL PROVISIONS

14.1.         Status of Participants as Unsecured Creditors.  All benefits under the Plan shall be the unsecured obligations of the Company as applicable, and, except for those assets which may be placed in any Trust Fund established in connection with this Plan, no assets will be placed in trust or otherwise segregated from the general assets of the Company or each Company, as applicable, for the payment of obligations hereunder.  To the extent that any person acquires a right to receive payments hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

14.2.        Heirs and Successors.  All of the provisions of this Plan shall be binding upon all persons who shall be entitled to any benefits hereunder, and their heirs and legal representatives.

14.3.         Section 409A.  Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Plan be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code and the provisions of this Plan.  If a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with Treasury Regulation Section 1.409A-3(g).  If the Company fails to make any payment under this Plan, either intentionally or unintentionally, within the time period specified in the Plan, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the Plan pursuant to Treasury Regulation Section 1.409A-3(d).  This Plan shall be operated in compliance with Section 409A of the Code and each provision of the Plan shall be interpreted, to the extent possible, to comply with Section 409A of the Code.  Nevertheless, the Company cannot, and does not, guarantee any particular tax effect or treatment of the amounts due under the Plan. Except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Participants, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to any Participant.

To signify its adoption of this Plan document, the Company has caused this Plan document to be executed by a duly authorized officer of the Company, effective on the 1st day of January, 2022.

NU SKIN ENTERPRISES, INC.

By:	/s/ Ryan Napierski

Its:	CEO

SCHEDULE A

Nu Skin International, Inc. Deferred Compensation Plan (Adams, Mark)

Nu Skin International, Inc. Deferred Compensation Plan (Allen, Charles)

Deferred Compensation Plan (New Participant Form) (Averett, Claire)

Deferred Compensation Plan 2004b (Averett, Claire)

Nu Skin International, Inc. Deferred Compensation Plan (Bush, Lori)

Deferred Compensation Plan 2004b (Bush, Lori)

Nu Skin International, Inc. Deferred Compensation Plan (Cerqueira, Luiz)

Nu Skin International, Inc. Deferred Compensation Plan (Chang, Joseph)

Deferred Compensation Plan 2004b (Chang, Joseph)

Deferred Compensation Plan (New Participant Form) (Chard, Dan)

Nu Skin International, Inc. Deferred Compensation Plan (Conlee, Robert)

Nu Skin International, Inc. Deferred Compensation Plan (Dorny, Matt)

Deferred Compensation Plan (New Participant Form) (Durrant, Jodi)

Nu Skin International, Inc. Deferred Compensation Plan (Ford, Joe)

Nu Skin International, Inc. Deferred Compensation Plan (Fralick, John)

Nu Skin International, Inc. Deferred Compensation Plan (Frary, Jim)

Deferred Compensation Plan (New Participant Form) (Garrett, Gary)

Deferred Compensation Plan (New Participant Form) (Hartvigsen, Rich)

Deferred Compensation Plan 2004b (Hartvigsen, Rich)

Deferred Compensation Plan (New Participant Form) (Henderson, Sid)

Deferred Compensation Plan 2004b (Henderson, Sid)

Deferred Compensation Plan (New Participant Form) (Howe, Keith)

SA-1

Nu Skin International, Inc. Deferred Compensation Plan (Hunt, Truman)

Deferred Compensation Plan (New Participant Form) (King, Richard)

Deferred Compensation Plan 2004b (King, Richard)

Deferred Compensation Plan (New Participant Form) (Lindley, Corey)

Nu Skin International, Inc. Deferred Compensation Plan (Lords, Brian)

Deferred Compensation Plan (New Participant Form) (MacFarlene, Larry V.)

Nu Skin International, Inc. Deferred Compensation Plan (Mangum, Bart)

Deferred Compensation Plan (New Participant Form) (Messick, Owen)

Deferred Compensation Plan (New Participant Form) (Morris, Brad)

Nu Skin International, Inc. Deferred Compensation Plan (Nielson, Chris)

Nu Skin International, Inc. Deferred Compensation Plan (Nelson, Brett)

Nu Skin International, Inc. Deferred Compensation Plan (Peterson, Jack)

Deferred Compensation Plan (New Participant Form) (Schultz, Tom)

Deferred Compensation Plan (New Participant Form) (Schwerdt, Scott)

Nu Skin International, Inc. Deferred Compensation Plan (Smidt, Carsten)

Deferred Compensation Plan (New Participant Form) (Smith, Michael)

Nu Skin International, Inc. Deferred Compensation Plan (Thibaudeau, Elizabeth)

Nu Skin International, Inc. Deferred Compensation Plan (Treharne, Alex)

Deferred Compensation Plan (New Participant Form) (Van Pelt, Dane)

Deferred Compensation Plan 2004b (Van Pelt, Dane)

Nu Skin International, Inc. Deferred Compensation Plan (Wayment, Brad)

Deferred Compensation Plan (New Participant Form) (Wolfert, Mark)

Nu Skin International, Inc. Deferred Compensation Plan (Wood, Ritch)

Nu Skin International, Inc. Deferred Compensation Plan (Young, Rob)

SA-2